Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS FIRST QUARTER 2014

FINANCIAL RESULTS

ADDISON, Texas, May 15, 2014 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (OTC: AFFM), a leading provider of non-standard personal automobile insurance policies, reported consolidated financial results for the first quarter ended March 31, 2014.

	Three Months Ended March 31,
(In millions, except per share data)	2014	2013
Gross written premium managed	$108.0	$95.9
Revenue	45.5	63.8
Operating income (loss)	3.7	(0.5)
Net income (loss)	0.7	(6.3)
Net income (loss) per diluted share	0.04	(0.41)

Michael McClure, Chief Executive Officer, stated, “We are happy that we had a profitable first quarter, but we are not at the level of profitability that we desire. While our gross premiums managed rose significantly compared to a year ago, our new business policies declined in every state we operate in. Our book of business is transforming to primarily a renewal book of business from primarily a new book of business a year ago. This is important as our renewal policies tend to have a substantially lower loss ratio than new policies. We have also taken significant agent actions in the last six months terminating our business relationship with unprofitable agents. Lastly, we continue to search to find ways to cut expenses on a daily basis. We believe that all of these actions will contribute to increased profitability in the future.”

Operating Performance

•	Gross written premiums managed represent the gross written premiums on policies we manage through affiliated and unaffiliated underwriting agencies. Our insurance companies may not underwrite a portion of gross written premiums managed. For the first quarter of 2014, gross written premiums managed increased $12.1 million, or 12.6%, compared with the first quarter of 2013. This increase was primarily due to an increase in renewal policies as well as rate increases. The growth in renewal policies was primarily caused by the significant increase in new policies that began in the second half of 2012 and continued through the majority of 2013. The growth in renewal policies is important to our business as those policies historically have a significantly lower loss ratio than new business policies.

•	Total revenues for the first quarter of 2014 decreased $18.3 million, or 28.7%, compared with the first quarter of 2013. The decrease was due to the reduction in commission and fee income due to the sale of our retail business in September 2013, which was partially offset by the growth in gross premiums managed discussed above.

•	Net losses and loss adjustment expenses for the first quarter of 2014 decreased $4.0 million, or 12.7%, compared with the first quarter of 2013. The percentage of net losses and loss adjustment expense to net premiums earned (the net loss ratio) was 82.6% compared with 76.4% in the prior year quarter. The use of quota-share reinsurance overstates the net loss ratio. Loss adjustment expenses include all of the business subject to the quota-share treaties with ceding commission income booked as an offset to selling, general and administrative expenses. As such, the quota-share treaties’ impact on the loss ratio was to increase it by 12.3 points for the current quarter and 4.2 points for the prior year quarter. Excluding the impact of the quota-share, the net loss ratio for the 2014 accident year was 70.3% and 72.2% for the 2013 accident year. The decrease in the current year quarter was primarily due to a significant increase in renewal business, which tends to have a lower loss ratio than new business.

•	Selling, general and administrative expenses (SG&A) decreased $18.0 million, or 58.5%, in the first quarter of 2014, compared with the first quarter of 2013. This decrease primarily resulted from a $9.7 million decrease in SG&A expenses due to the sale of our retail business. Excluding the impact of the retail sale, SG&A expenses decreased $8.3 million, or 26.9%, compared with the first quarter of 2013 due to the decrease of $3.6 million in professional fees and $2.8 million in other overhead costs due to management continued actions to reduce expenses. An additional $1.9 million decrease in SG&A expenses was due to the recognition of ceding commission income from the quota-share reinsurance agreements.

Contact:	Earl R. Fonville
Executive Vice President and Chief Financial Officer
(972) 728-6458
efonville@affirmative.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a provider of non-standard personal automobile insurance policies for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenues
Net premiums earned	$33,364	$41,332
Commission income, fees and managing general agent revenue	11,330	21,854
Net investment income	830	620
Net realized gains	—	11
Other income	2	1

Total revenues	45,526	63,818

Expenses
Net losses and loss adjustment expenses	27,552	31,563
Selling, general and administrative expenses	12,792	30,841
Depreciation and amortization	1,496	1,932

Total expenses	41,840	64,336

Operating income (loss)	3,686	(518)
Interest expense	3,316	5,555

Income (loss) before income tax expense (benefit)	370	(6,073)
Income tax expense (benefit)	(294)	178

Net income (loss)	$664	$(6,251)

Basic income (loss) per common share:
Net income (loss)	$0.04	$(0.41)

Diluted income (loss) per common share:
Net income (loss)	$0.04	$(0.41)

Weighted average common shares outstanding:
Basic	15,408	15,408

Diluted	16,282	15,408

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

GROSS WRITTEN PREMIUMS MANAGED

(in thousands)

	Three Months Ended March 31,
	2014	2013
Louisiana	$39,563	$35,937
Texas	28,730	25,395
California	22,919	15,461
Alabama	9,047	9,987
Illinois	5,018	5,640
Indiana	1,624	2,512
Missouri	1,054	953
Other	10	17

Total written premium managed	107,965	95,902
Less Texas written premium not underwritten	8,518	22,478

Gross underwritten premiums	$99,447	$73,424